Exhibit 99.1

Evraz Completes Acquisition of Claymont Steel

LUXEMBOURG and CLAYMONT, DE, January 25, 2008—Evraz Group S.A. (LSE: EVR) (Evraz) and Claymont Steel Holdings, Inc. (NASDAQ: PLTE) (Claymont Steel) today announced that Evraz has completed its acquisition of Claymont Steel via a “short-form” merger of Titan Acquisition Sub, Inc., an indirect wholly owned subsidiary of Evraz, with and into Claymont Steel pursuant to the applicable provisions of Delaware law. As a result of the merger, Claymont Steel is now an indirect wholly owned subsidiary of Evraz.

The merger followed the announcement on January 17, 2008 of the successful closing of the cash tender offer by Titan Acquisition Sub, Inc. to purchase all outstanding shares of common stock of Claymont Steel for $23.50 per share, in which approximately 96.6% of the shares were tendered (including shares delivered pursuant to notices of guaranteed delivery). Payment has been made for the tendered shares.

Pursuant to the merger, each share of Claymont Steel common stock not accepted for payment in the tender offer, other than those as to which holders exercise dissenters’ rights and those held by Evraz or Claymont Steel or their respective subsidiaries, has been converted into the right to receive the $23.50 price per share that was paid in the tender offer, without interest thereon and less any applicable stock transfer taxes and withholding taxes.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the expected benefits of the acquisition, which involve a number of risks and uncertainties. These statements are based on Evraz’s and Claymont Steel’s current expectations and beliefs. Actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the successful integration of Claymont Steel into Evraz’s business subsequent to the closing of the acquisition; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays; the ability to retain key management and technical personnel of Claymont Steel; adverse reactions to the transaction by customers, suppliers and strategic partners and other risks described in Claymont Steel’s report on Form 10-K filed with the Securities and Exchange Commission (SEC) for the fiscal year ended December 31, 2006, as amended. Claymont Steel and Evraz are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

For further information:

Evraz Group S.A.

Irina Kibina

Vice President

Corporate Affairs and Investor Relations

Tel: +7 495 232 1370

IR@evraz.com

Edelman, for Evraz:

John Dillard / Chris Mittendorf

Tel: +1 212 704 8174 / 8134

or

john.dillard@edelman.com

christopher.mittendorf@edelman.com

Evraz Group S.A. is one of the largest vertically-integrated steel and mining businesses. In 2007, Evraz Group produced 16.3 million tonnes of crude steel. Evraz Group’s principal assets include three of the leading steel plants in Russia: Nizhny Tagil (NTMK) in the Urals region and West Siberian (Zapsib) and Novokuznetsk (NKMK) in Siberia, as well as Palini e Bertoli in Italy, Evraz Vitkovice Steel in the Czech Republic, and Evraz Oregon Steel Mills headquartered in the USA. Its fast-growing mining businesses comprise Evrazruda, the Kachkanarsky (KGOK) and Vysokogorsky (VGOK) iron ore mining complexes, Yuzhkuzbassugol company and an equity interest in the Raspadskaya coal company. The mining assets enable Evraz Group to be a vertically-integrated steel producer. Evraz Group also owns and operates the Nakhodka commercial sea port, in the Far East of Russia. Evraz vanadium operations comprise Strategic Minerals Corporation, USA, and Highveld Steel and Vanadium Corporation, South Africa. For further information visit www.evraz.com.